Exhibit 5.1

Our ref	DKP/697247-000001/14388616v2

Sea Limited

1 Fusionopolis Place, #17-10, Galaxis

Singapore 138522

8 March 2019

Dear Sirs

Sea Limited

We have acted as Cayman Islands legal advisers to Sea Limited (the "Company") in connection with the Company’s registration statement on Form F-3 filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 on 1 March 2019, including all amendments or supplements thereto (the "Registration Statement"), the base prospectus contained in the Registration Statement, the preliminary prospectus supplement dated 1 March 2019, the final prospectus supplement dated 5 March 2019 (collectively, the "Prospectus"), as amended to date relating to the offering by the Company of 69,000,000 American depositary shares (the "ADSs"), representing 69,000,000 of the Company's Class A ordinary shares of par value US$0.0005 each (the "Shares"), to be issued and sold by the Company from time to time.

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 8 May 2009 and the certificate of incorporation on change of name of the Company dated 12 April 2017.

1.2	The eighth amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 14 September 2017 and effective immediately prior to the completion of the Company’s initial public offering of ADSs representing the Shares (the "Memorandum and Articles").

1.3	The minutes of a meeting (the "Meeting") of the directors of the Company held on 22 February 2019 (the "Minutes") and the written resolutions of the Pricing Committee to the board of directors of the Company dated 5 March 2019 (together with the Minutes, the "Resolutions").

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.5	A certificate of good standing dated 25 February 2019, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.6	The Registration Statement and the Prospectus.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	The Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company.

2.4	The Company will have sufficient authorized capital to effect the issue of the Shares at the time of issuance.

2.5	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company, with effect immediately prior to the completion of the Company’s initial public offering of ADSs representing the Shares, will be US$7,500,000 divided into (i) 14,800,000,000 Class A Ordinary shares of a nominal or par value of US$0.0005 each, and (ii) 200,000,000 Class B Ordinary Shares of a nominal or par value of US$0.0005 each.

3.3	With respect to the Shares, when (i) the issue of such Shares has been recorded in the Company’s register of members (shareholders); and (ii) the subscription price of such Shares (being not less than the par value of the Shares) has been fully paid in cash or other consideration approved by the Company’s Board, the Shares will be duly authorized, validly issued, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption "Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

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Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities", "Taxation" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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Director's Certificate

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